Exhibit 99.1

Dynamex — Third Quarter Fiscal Year 2007 June 6, 2007 Page 1
5429 LBJ Freeway,
Suite 1000
Dallas, TX 75240
214-560-9000
Fax: (214) 560-9349
For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES THIRD QUARTER
FISCAL YEAR 2007 RESULTS
Third Quarter Highlights:
•	Sales increase 19.1% to $104 million.

•	Diluted earnings per share increase 12.2% to $0.32 per share.

•	Four new franchise locations signed this quarter, total of 26 locations throughout Canada and the United States.

•	Repurchased 36,100 shares during quarter; repurchased 47,900 shares in May.
June 6, 2007 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.5 million or $0.32 fully diluted net income per share for the FY 2007 third quarter compared to $3.2 million or $0.29 per fully diluted share in the prior year.
Sales were $104 million this quarter, 19.1% above the prior year quarter. The exchange rate between the Canadian dollar and the U.S. dollar was slightly lower this quarter than the same quarter last year, which had the effect of reducing sales by approximately 0.3%. The Company estimates that higher fuel surcharges increased sales this quarter by approximately 0.2% compared to the prior year resulting in an organic growth rate, the rate excluding the impact of foreign exchange and fuel surcharge, of approximately 19.2%. The current quarter includes sales for services provided on an interim basis to one customer in Canada of approximately $4.0 million. We expect additional sales for this interim service to total approximately $2.0 million before the service ends in the fourth quarter of this fiscal year.
Operating income was $5.4 million, $126,000 above the prior year quarter. As a percentage of sales, operating income was 5.3% this quarter, below the 6.1% in the same quarter last year but higher than the 4.1% in the second quarter of this fiscal year. Purchased transportation costs increased to 65.2% of sales this quarter compared to 64.7% last year, principally due to the decline in on-demand sales as a percentage of total sales. Although on-demand sales increased slightly this quarter compared to the prior year, it represented only 31.2% of total sales compared to 36.7% last year, due to the 29% increase in distribution and dedicated sales. The increase in
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Dynamex — Third Quarter Fiscal Year 2007
June 6, 2007

other cost of sales from 7.1% in last year’s quarter to 8.4% this quarter was due principally to additional warehouse personnel, equipment and space required to support new business added this fiscal year.
Selling, general and administrative (“SG&A”) expenses increased 14.2% to $21.3 million in the current year quarter compared to the same quarter last year. As a percentage of sales, SG&A expenses were 20.6% in current year compared to 21.5% in the prior year. Normal wage increases as well as additional personnel required to manage and operate new business over the last nine months contributed to the increase in SG&A expenses. We also added additional engineering capacity to optimize routing, enhance driver economics and reduce costs.
Income tax expense was $2.0 million, 35.8% of income before taxes in the current year quarter compared to $2.1 million, 39.5% of income before taxes in the prior year. The lower quarterly tax rate this quarter, compared to the prior year, results principally from a positive tax adjustment of approximately $80,000 this year and the higher percentage of taxable income generated in Canada in the current period compared to the prior year, which has a lower income tax rate than the U.S.
Third Quarter Highlights
“I am pleased with our third quarter performance as we continued to deliver strong top and bottom line growth from the year ago period,” said Dynamex Chairman and CEO, Rick McClelland. “Our focus on enhancing our gross margin relative to recently closed business continued during the quarter and increased our overall gross margin from 25.9% in the second fiscal quarter to 26.4% in the third fiscal quarter. The higher margin resulted in a higher operating income ratio versus the second quarter. We expect gross margin to further increase during the fourth fiscal quarter. During the quarter, we saw a gain on the SG&A front as well. As a percentage of sales, SG&A expenses were 20.6% in current year compared to 21.5% in the prior year.
“We are encouraged by the continued interest in our franchising program,” McClelland continued. “We presented our value proposition at the annual industry convention in May and received a very positive response. We added four new franchise locations this quarter and now have 26 located throughout the United States and Canada.
“Our outlook for the business remains strong and we remain focused on top and bottom line growth,” McClelland added. “Our financial performance continues to be solid and with no debt; we have a very strong balance sheet and our cash flow is strong and steady. During the quarter and into May, we used our excess cash to repurchase 84,000 shares of our common stock as we remain committed to improving shareholder value.
“With our strong financial position, we believe it is an opportunistic time to focus on investing for the future,” concluded McClelland. “With that in mind, we continued to make important progress on the technology front. The development and ongoing enhancements to our scanning, track and trace capability is being well received by our existing and prospective clients. This technology is an important point of differentiation that will continue to enhance our competitive
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Dynamex — Third Quarter Fiscal Year 2007
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position. We also continued to invest in our engineering group during the quarter. Our focus here is ongoing improvement to speed of service, overall service quality and our cost structure.”
Long-Term Debt
The Company had zero bank debt at April 30, 2007 compared to $900,000 at July 31, 2006 and $2.4 million at April 30, 2006. Management expects bank debt to be zero at the end of the current fiscal year.
EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $6.0 million, 2.5% higher than the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release). EBITDA, as a percentage of sales, was 5.8%, compared to 6.8% in the prior year.
Cash Flow from Operations
Net cash provided by operating activities was $7.6 million compared to $7.9 million in the prior year. The year-over-year decline is primarily due to the increase in accounts receivable. The $10.5 million increase in accounts receivable this year is attributable to the 19.1% increase in sales (approximately $7.0 million) with the remaining increase generally due to temporary delays in collecting some of the new accounts. We expect that the percentage increase in accounts receivable will be more in line with the increase in sales by the end of the current fiscal year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $554,000 in this quarter from $523,000 in the third quarter last year due principally to the capital additions and the amortization of lessor financed leasehold improvements. As a percent of sales, D&A was 0.5%, slightly lower than the prior year period.
Interest Expense
Interest expense for the three months ended April 30, 2007 was $32,000, slightly below the prior year period. Management expects interest expense to remain at current levels in the FY 2007 fourth quarter.
Stock Repurchase Plan
During the current quarter of this fiscal year, the Company purchased 36,100 shares of Dynamex common stock at an average price of $25.69 per share. In May 2007, the Company purchased an additional 47,900 shares at an average price of $26.03 per share. Management intends to continue to purchase shares from time to time using available cash or temporary borrowings from the bank facility.
Outlook
The following outlook for FY 2007 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
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The Company expects FY 2007 year-over-year sales growth to be approximately 15%.
The Company expects the gross profit percentage to strengthen in the fourth quarter of FY 2007 compared to the current quarter as additional efficiencies related to new business startups are realized.
Income taxes are expected to be in the 38% range of income before taxes for the fourth quarter of FY 2007.
The Company expects FY 2007 net income to range from $1.34 to $1.39 per fully diluted share.
Investor Call
The Company will host an investor conference call on Thursday, June 7, 2007 at 10:00 a.m. Central Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name – “Dynamex”. A telephone replay of the conference call will be available through June 14, 2007 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 242485.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
*           *           *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Third Quarter Fiscal Year 2007
June 6, 2007

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	April 30,	July 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT
Cash and cash equivalents	$6,552	$6,058
Accounts receivable (net of allowance for doubtful accounts of $819 and $676, respectively)	46,565	36,425
Income taxes receivable	1,504	1,577
Prepaid and other current assets	3,350	2,689
Deferred income taxes	3,164	2,322

Total current assets	61,135	49,071

Property and equipment — net	7,416	5,967
Goodwill	47,150	46,934
Intangibles — net	335	390
Deferred income taxes	2,051	5,580
Other assets	3,818	2,357

Total assets	$121,905	$110,299

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$9,140	$11,168
Accrued liabilities	20,961	19,014

Total current liabilities	30,101	30,182

Long-term debt	2	905
Other long-term liabilities	2,472	—

Total liabilities	32,575	31,087

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 10,671 and 10,638 outstanding, respectively	107	106
Additional paid-in capital	58,373	58,514
Retained earnings	27,017	16,160
Unrealized foreign currency translation adjustment	3,833	4,432

Total stockholders’ equity	89,330	79,212

Total liabilities and stockholders’ equity	$121,905	$110,299

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Dynamex — Third Quarter Fiscal Year 2007
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006
Sales	$103,526	$86,916	$305,129	$263,831

Cost of sales:
Purchased transportation	67,530	56,255	199,476	171,507
Other direct costs	8,735	6,195	25,289	19,702

	76,265	62,450	224,765	191,209

Gross profit	27,261	24,466	80,364	72,622

Selling, general and administrative
Expenses:
Salaries and employee benefits	14,609	12,855	43,274	39,729
Other	6,691	5,795	19,948	17,044

	21,300	18,650	63,222	56,773

Depreciation and amortization	554	523	1,742	1,464
(Gain) loss on disposal of property and equipment	(12)	—	(6)	1

Operating income	5,419	5,293	15,406	14,384

Interest expense	32	38	260	213
Other income, net	(45)	(55)	(1,777)	(219)

Income before taxes	5,432	5,310	16,923	14,390

Income tax expense	1,945	2,098	6,066	5,310

Net income	$3,487	$3,212	$10,857	$9,080

Basic earnings per common share:	$0.33	$0.29	$1.02	$0.81

Diluted earnings per common share:	$0.32	$0.29	$1.01	$0.80

Weighted average shares:
Common shares outstanding	10,643	10,915	10,615	11,192
Adjusted common shares — assuming exercise of stock options	10,783	11,143	10,734	11,404
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	65.2%	64.7%	65.4%	65.0%
Other direct costs	8.4%	7.1%	8.3%	7.5%

	73.6%	71.8%	73.7%	72.5%

Gross profit	26.4%	28.2%	26.3%	27.5%

Selling, general and administrative expenses:
Salaries and employee benefits	14.2%	14.8%	14.2%	15.1%
Other	6.4%	6.7%	6.5%	6.5%

	20.6%	21.5%	20.7%	21.6%

Depreciation and amortization	0.5%	0.6%	0.6%	0.6%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	5.3%	6.1%	5.0%	5.3%

EBITDA Margin	5.8%	6.8%	6.2%	6.1%
EBITDA	$6,018	$5,871	$18,925	$16,067

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,487	$3,212	$10,857	$9,080
Income tax expense	1,945	2,098	6,066	5,310
Interest expense	32	38	260	213
Depreciation and amortization	554	523	1,742	1,464

EBITDA	$6,018	$5,871	$18,925	$16,067

Sales by Service Type
On Demand	$32,329	31.2%	$31,868	36.7%	$101,664	33.3%	$98,477	37.3%
Scheduled/Distribution	39,051	37.7%	26,284	30.2%	106,912	35.0%	80,987	30.7%
Outsourcing	32,146	31.1%	28,764	33.1%	96,553	31.7%	84,367	32.0%

Total Sales	$103,526	100.0%	$86,916	100.0%	$305,129	100.0%	$263,831	100.0%

Sales by Country
United States	$63,479	61.3%	$56,187	64.6%	$191,150	62.6%	$170,815	64.7%
Canada	40,047	38.7%	30,729	35.4%	113,979	37.4%	93,016	35.3%

Total Sales	$103,526	100.0%	$86,916	100.0%	$305,129	100.0%	$263,831	100.0%

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Dynamex — Third Quarter Fiscal Year 2007
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Nine months ended
	April 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$10,857	$9,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,742	1,464
Amortization of deferred bank financing fees	25	18
Provision for losses on accounts receivable	368	556
Stock option compensation	608	606
Deferred income taxes	2,656	216
Lessor financed leasehold improvements	1,997	—
Non-cash rent expense	741	—
(Gain) loss on disposal of property and equipment	(6)	1
Changes in current operating assets and liabilities:
Accounts receivable	(10,453)	(5,460)
Prepaids and other assets	(603)	555
Accounts payable and accrued liabilities	(339)	828

Net cash provided by operating activities	7,593	7,864

INVESTING ACTIVITIES
Purchase of property and equipment	(3,307)	(560)
Purchase of investments	(256)	(134)

Net cash used in investing activities	(3,563)	(694)

FINANCING ACTIVITIES
Principal payments on long-term debt	(3)	(2)
Net proceeds (payments) under line of credit	(900)	2,400
Net proceeds from sale of common stock	1,058	844
Tax benefit realized from exercise of stock options	246	708
Purchase and retirement of treasury stock	(2,021)	(18,607)
Other assets and deferred offering costs	(1,138)	(198)

Net cash used in financing activities	(2,758)	(14,855)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(778)	805

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	494	(6,880)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,058	11,678

CASH AND CASH EQUIVALENTS, END OF YEAR	$6,552	$4,798

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$238	$200

Cash paid for taxes	$4,159	$4,324

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